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                                                                      EXHIBIT 99


                           IMPORTANT FACTORS REGARDING
                           FORWARD-LOOKING STATEMENTS


The Company may occasionally make forward-looking statements and estimates, such as forecasts and projections of the Company's future performance or statements of management's plans and objectives. These forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may be contained in SEC filings, Annual Reports to Stockholders, Press Releases and oral statements, among others, made by the Company. Actual results could differ materially from those in such forward-looking statements. Therefore, no assurances can be given that the results in such forward-looking statements will be achieved. Important factors that could cause the Company's actual results to differ from those contained in such forward-looking statements include, among others, the factors mentioned below.

NEW PRODUCT INNOVATION AND TIMELINES
OF PRODUCT INTRODUCTIONS

The growth of the Company has been, and will continue to be, dependent upon its ability to create new innovative products and to introduce such new products to the market in a timely fashion. There can be no assurance that the Company will continue to generate new product ideas, that such products will be brought to the market in a timely fashion, or that such new products will be well-received by retailers or consumers. Timely product introductions are essential in the juvenile products industry because the Company's orders are cancelable by customers and, in some cases, subject to monetary penalties imposed by customers, if agreed-upon delivery dates are not met. As a result, the inability to introduce products in a timely fashion could have adverse impact on the Company's sales and earnings. The continued growth of the Company will also depend in part on the successful introduction of higher-priced products. There can be no assurance that the Company will be able to successfully develop and introduce such products.

In 1999, the Company expects to introduce certain mouthable products that have not been made with the plastics softener disononyl phthalate, to replace the phthalate-containing mouthable products which were returned by certain retailers in the fourth quarter of 1998. There can be no assurance that the Company will be able to identify alternative materials to produce phthalate-free mouthable products that are safer; that such products will be well received by retailers or consumers; or that there will be no delays in introducing such phthalate-free mouthable products in 1999. The failure to do any of the foregoing, could have an adverse impact on the Company's sales and earnings.


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RELIANCE ON LICENSED PRODUCTS

A substantial factor contributing to the growth in the Company's net sales in the past few years has been its sale of products featuring cartoon characters licensed from other parties, including the use of Winnie the Pooh characters licensed from The Walt Disney Company, and Sesame Street characters licensed from The Children's Television Workshop in the USA and in various countries all over the world. These licenses have fixed terms and limit the type of products that may be sold under the license. A major licensing agreement, which was to expire at the end of 1998, has been extended through March 31, 1999. Sales of products licensed under the agreement amounted to 42% of the Company's total net sales for the year ended December 31, 1998. Management is in the process of negotiating a renewal of this agreement. While management expects the licensing agreement to be renewed, non-renewal of this licensing agreement or, renewal on terms not favorable to the Company could have a material adverse affect on the Company's business.

DEPENDENCE ON CONSUMER PREFERENCES

The continued success of the Company's business depends in part on the continued consumer demand for its juvenile products and the Company's ability to anticipate, gauge, and respond to changing consumer demands for juvenile products in a timely manner. Changes in consumer preferences, such as consumers abandoning traditional retailers, shopping on the internet, general economic decline, or less favorable demographic trends related to childbirth, among other factors, could have a material adverse effect on the Company's sales and earnings.

DEPENDENCE UPON MAJOR CUSTOMERS AND MASS MERCHANDISERS

The Company's largest customer, Wal*Mart, accounted for approximately 29% of net sales in 1998 and the three largest customers of the Company, Wal*Mart, Toys "R" Us, and Target accounted for approximately 55% of net sales in 1998. A significant reduction of purchases by any one of these customers could have a material adverse effect on the Company's sales. There could also be a negative effect on the Company's business if any significant customer becomes insolvent or otherwise fails to pay its debts.

CHANGES IN THE RETAIL INDUSTRY

The Company could be materially adversely affected by conditions in the retail industry in general, including consolidation and the resulting decline in the number of retailers, and other cyclical economic factors. Also, changes in the way retailers and particularly mass merchandisers do business, such as the creation of competing private-label brands by such retailers, could result in significant reduction of purchases of the Company's products by such retailers and thereby have a materially adverse effect on the Company's sales and earnings.


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COMPETITION

Competition is intense in the juvenile product markets in which the Company sells its products. The Company competes with a large number of other companies both domestic and foreign, some of which have diversified product lines, well-known brands and financial, distribution, and marketing and consumer advertising resources substantially greater than those of the Company. Also, a major technological breakthrough or marketing success by a competitor could adversely affect the Company's competitive position. In addition, in countries where the juvenile products market is mature, particularly in the USA, sales growth is partly dependent on the Company's increasing its market share at the expense of its competitors. There can be no assurance that the Company will be able to continue to compete effectively in the juvenile products market.

RELIANCE ON CONTRACT AND FOREIGN MANUFACTURERS

The Company does not own or operate its own manufacturing facilities. The Company depends upon independent manufacturers to manufacture high-quality products in a timely manner and relies upon the availability of sufficient production capacity at its existing manufacturers or the ability to utilize alternative sources of supply. A failure by one or more of the Company's significant manufacturers to meet established criteria for pricing, product quality or timeliness could negatively impact the Company's sales and profitability. In addition, if the Company were to experience significant shortages in raw materials or components used in its products, it could have a negative effect on the Company's business, including increased cost or difficulty in delivering products.

A substantial portion of the Company's products sold in 1998 was manufactured in Asia. The Company is subject to the usual risks of a business involving foreign suppliers, such as currency fluctuations, government regulation of fund transfers, export and import duties, trade limitations imposed by the United States or foreign governments, and political and labor instability. In particular there are a number of trade-related and other issues creating significant friction between the governments of the United States and China, and the imposition of punitive import duties on certain categories of Chinese products has been threatened in the past and may be implemented in the future. Although the Company continues to evaluate alternative sources of supply outside of China, there can be no assurance that the Company will be able to develop alternative sources of supply in a timely and cost-effective manner.

The Company has no long-term manufacturing agreements with its suppliers and competes with other juvenile product companies,


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including companies that are much larger than the Company, for access to production facilities. In December, 1996, the Company entered into an agreement with Exergen Corporation to jointly design and develop the Company's ComforTemp thermometer. The Company is dependent on Exergen for Exergen's technology and proprietary components. There can be no assurance that the Company will continue to obtain such proprietary components from Exergen.

The Company, because of its substantial reliance on suppliers in foreign countries, is required to order products further in advance of customer orders than would generally be the case if such products were produced in the United States. The risk of ordering products in this manner is greater during the initial introduction of new products since it is difficult to determine the demand for such products.

INVENTORY RISK

The juvenile products industry has relatively long lead times for design and production of product and thus, the Company must commit to production tooling and in some cases to production in advance of orders. If the Company fails to accurately forecast consumer demand or if there are changes in consumer preferences or market demand after the Company has made such production commitments, the Company may encounter difficulty in filling customer orders or in liquidating excess inventory, or may find that retailers are canceling orders or returning product, all of which may have an adverse effect on the Company's sales, its margins, profit, and brand image. In addition, the Company must pay for certain tooling if it does not satisfy minimum production quantities.

COST AND AVAILABILITY OF CERTAIN MATERIALS

Plastic and paperboard are significant cost components of the Company's products and packaging. Because the primary resource used in manufacturing plastic is petroleum, the cost and availability of plastic for use in the Company's products varies to a great extent with the price of petroleum. The inability of the Company's suppliers to acquire sufficient plastic or paperboard at reasonable prices would adversely affect the Company's ability to maintain its profit margins in the short term. In the fourth quarter of 1998, the Company adopted a policy to introduce to the market phthalate-free versions of almost all of its mouthable products in 1999. There can be no assurance that the Company will be able to identify alternative materials to produce phthalate-free mouthable products that are safer; that there will be no delays in introducing such phthalate-free mouthable products in 1999; or that it will be able to introduce phthalate-free mouthable products that are acceptable to retailers and consumers in terms of price and quality.


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INTERNATIONAL SALES

The continued growth of the company will also depend in part on increasing its international sales. The Company's international sales in 1998 accounted for approximately 12.6% of the Company's total net sales. International sales are subject to downturns in the economies and fluctuations in the currencies of foreign countries, and changes in the economic conditions and buying power of consumers in foreign markets, particularly in Asia, Russia, Latin and South America. There can be no assurance that the Company will be successful in expanding its international sales operations.

PRODUCT LIABILITY RISKS

The Company's juvenile products are used for and by small children and infants. The Company carries product liability insurance in amounts which management deems adequate to cover risks associated with such use; however, there can be no assurance that existing or future insurance coverage will be sufficient to cover all product liability risks.

GOVERNMENT REGULATIONS

The Company's products are subject to the provisions of the Federal Consumer Safety Act, the Federal Hazardous Substances Act, the Federal Flammable Fabrics Act, and the Child Safety Protection Act (the "Acts") and the regulations promulgated thereunder. The Acts authorize the Consumer Product Safety Commission (the "CPSC") to protect the public from products which present a substantial risk of injury. The CPSC can require the repurchase or recall by the manufacturer of articles which are found to be defective, and impose fines or penalties on the manufacturer, or to recommend the recall of products containing chemicals or other materials deemed by the CPSC to be harmful to children and infants. Similar laws exist in some states and cities and in other countries in which the Company markets its products. Any recall of its products could have a material adverse effect on the Company, depending on the particular product.

YEAR 2000 COMPLIANCE

The Company is dependent on its suppliers and distributors to implement changes to their computer systems in order to become Year 2000 compliant. The Company is also dependent on the infrastructure and the utility systems of the countries in which its products are made and delivered to, to be operating normally in the year 2000 and beyond. The Company may need to build up inventory in the U.S.A. in 1999 and beyond because of the possible disruption in the normal operation of the infrastructure of such countries. The failure of its suppliers, distributors, utility companies, shipping carriers and other similar third parties in the countries in which the Company's products are made or delivered to be Year 2000 compliant could have a material adverse effect on the Company's sales and earnings.


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BRAND RECOGNITION

A company's brand recognition is becoming increasingly important with consumers of juvenile products. Some of the Company's competitors have more recognizable brands than the Company. The Company intends to enhance its brand recognition, but there can be no assurance that such endeavors will be successful. The Company's inability to enhance its brand recognition could have a material adverse impact on the Company's sales.


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